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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-60284) and related Prospectus of Peerless Systems Corporation for the registration of 279,410 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2001, except as to Note 18, as to which the date is April 19, 2001, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in its Annual Report (Form 10-
K) for the year ended January 31, 2001, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP


Los Angeles, California

June 18, 2001